UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ING U.S. Investment Management

Client Talking Points	March 29, 2013

ING SEPARATE PORTFOLIOS TRUST

(the “Trust”)

ING Emerging Markets Corporate Debt Fund	ING Retirement Solution 2035 Fund
ING Emerging Markets Hard Currency Debt Fund	ING Retirement Solution 2040 Fund
ING Emerging Markets Local Currency Debt Fund	ING Retirement Solution 2045 Fund
ING Investment Grade Credit Fund	ING Retirement Solution 2050 Fund
ING Retirement Solution 2020 Fund	ING Retirement Solution 2055 Fund
ING Retirement Solution 2025 Fund	ING Retirement Solution Income Fund
ING Retirement Solution 2030 Fund

(the “Funds”)

Capitalized terms used but not defined herein have the meanings assigned to them in the Proxy Statement dated March 29, 2013.

The Board for the Trust and each Fund has scheduled a meeting of shareholders (the “Shareholder Meeting”) for May 6, 2013.

Why is a shareholder meeting being held?

Pursuant to an agreement with the European Commission, ING Groep N.V. (“ING Groep”) has announced its intention to divest ING U.S., Inc. (“ING U.S.”), a wholly owned, indirect subsidiary of ING Groep and a parent company of ING Investments, LLC (“ING Investments”) and ING Investment Management Co. LLC (“ING IM,” together with ING Investments, the “Advisers”), each an investment adviser or sub-adviser to one or more of the Funds (such divestment, the “Separation Plan”). ING Groep has announced that the base case for divesting ING U.S. is an initial public offering of ING U.S. common stock (the “IPO”), in which ING Groep anticipates selling a portion of its ownership interest in ING U.S. and thereafter divesting its remaining ownership over time. While the base case for the Separation Plan is the IPO, all options remain open and it is possible that ING Groep’s divestment of ING U.S. may take place by means of a sale to a single buyer or group of buyers.

The Funds are subject to Section 15 of the Investment Company Act of 1940, as amended, (the “1940 Act”). Section 15 provides that any investment advisory agreement, including any sub-advisory agreement, must terminate automatically upon its “assignment,” which includes any transfer of a controlling block of outstanding voting securities of an adviser or the parent company of an adviser. Such transfer is often referred to as a “Change of Control Event.” It is anticipated that one or more of the transactions contemplated by the Separation Plan will be deemed a Change of Control Event.  At any such Change of Control Event the advisory and sub-advisory agreements for each Fund would automatically terminate. For more information on the Separation Plan and its effect on the Funds, please see the section entitled “Impact of the Separation Plan.”

At the Special Meeting, shareholders will also be asked to approve a number of other proposals including the election of 13 nominees to the Board. Shareholders of ING Investment Grade Credit Fund (the “Credit Fund”) will be asked to approve a new investment advisory agreement with ING Investments, a new investment sub-advisory agreement with ING IM, and a change to a fundamental investment policy on the concentration of investments in a particular industry or group of industries. Shareholders of the Credit Fund will also be asked to approve a “manager-of-managers” policy. Finally, shareholders of certain Funds will be asked to approve a modification to the current “manager-of-managers” policy, which would permit ING Investments, subject to prior approval by the Board, to enter into or materially amend sub-advisory agreements with wholly owned sub-advisers.

Will the Separation Plan change how the Funds are managed?

The Separation Plan is not anticipated to result in any changes to the management of the Funds. If shareholders approve the advisory and sub-advisory agreements in Proposals One through Three, the portfolio managers for each

For financial professional use only. Not for inspection by, distribution or quotation to, the general public.

Fund are expected to continue to provide for the day-to-day management of the Funds. In addition, the personnel responsible for the management operations of the Funds, including the Funds’ officers, are not expected to change as a result of the Separation Plan.

The Separation Plan will not result in any change to the investment objective or the investment strategies of any Fund; however, the names of the Funds may change in the future to reflect a change in name of the Advisers. The brand or company name under which ING U.S. and its subsidiaries will operate is currently being evaluated and will be announced at a later date. Shareholders will be notified of any change in the name of a Fund.

Will the Separation Plan change the advisory fees charged to the Funds?

No changes to the advisory fees charged to the Funds are proposed in connection with Proposals One through Three.

What is the Proposal to approve New Investment Advisory and Sub-Advisory Agreements?

Shareholders of the Credit Fund are asked to approve: (1) a new investment advisory agreement for the Credit Fund with ING Investments (the “Proposed IIL Advisory Agreement”); and (2) a new investment sub-advisory agreement between ING Investments and ING IM (the “Proposed Sub-Advisory Agreement”) on behalf of the Credit Fund.

Pursuant to the Current ING IM Advisory Agreement, ING IM does not receive an advisory fee for its services to the Credit Fund. Under the Proposed IIL Advisory Agreement, ING Investments would receive an advisory fee equal to 0.40% of the Credit Fund’s average daily net assets. If shareholders approve Proposal Five, ING Investments would be contractually obligated to limit the expenses of the Class SMA Shares to 0.00% indefinitely.

Under the Proposed Sub-Advisory Agreement, ING Investments, and not the Credit Fund, would pay ING IM a sub-advisory fee equal to 0.18% of the Credit Fund’s average daily net assets.

Who is nominated to the Board?

The Board has nominated 13 individuals (each a “Nominee,” and collectively, the “Nominees”) for election as Trustee of the Trust. Shareholders are asked to elect the Nominees as Trustees, effective on May 21, 2013 or upon shareholder approval, whichever is later (the “Election Effective Date”) each to serve until their death, resignation, or retirement, or until a successor is duly elected and qualified.

The Nominees include Colleen D. Baldwin, John V. Boyer, Patricia W. Chadwick, Dr. Albert E. DePrince, Jr., Peter S. Drotch, J. Michael Earley, Martin J. Gavin, Russell H. Jones, Patrick W. Kenny, Joseph Obermeyer Sheryl K. Pressler, Roger B. Vincent, and Shaun P. Mathews. Each Nominee with the exception of Mr. Mathews is an independent or disinterested person, which means they are not “interested persons” of the Trust, as defined in the 1940 Act. Such individuals are commonly referred to as “Independent Trustee.”

What is the approval of a “Manager-of-Managers” Arrangement?

The Credit Fund and the Advisers have received an exemptive order from the SEC to permit the Credit Fund’s adviser, with the approval of the Board, to enter into or materially amend sub-advisory agreements with unaffiliated sub-advisers, without submitting the agreement to a vote of shareholders (the “Existing Relief”). A fund operating in this manner is commonly referred to as a “Manager-of-Managers Fund.” Shareholders of the Credit Fund are asked to approve operation of the Credit Fund as a manager-of-managers fund. If Proposal Seven is approved, the Credit Fund’s adviser will be permitted to enter into sub-advisory agreements with unaffiliated sub-advisers with respect to the Credit Fund, or to materially modify certain sub-advisory agreements, with prior approval by the Board but without approval by shareholders. The manager-of-managers arrangement has previously been approved by shareholders of, and has been implemented by, other ING Funds.

What is the approval of a policy to permit appointing wholly owned sub-advisers without shareholder approval?

The MoM Funds and the Advisers have received an exemptive order from the SEC to permit the Advisers, with the approval of the Board, to enter into or materially amend sub-advisory agreements with unaffiliated sub-advisers, without submitting the agreement to a vote of shareholders (the “Existing Relief”). A fund operating in this manner is commonly referred to as a “Manager-of-Managers Fund.” Shareholders of each MoM Fund (with the exception of the Credit Fund) have previously voted to permit the Funds to operate as Manager-of-Managers Fund. Shareholders of the Credit Fund are asked to approve the operation of that fund as a Manager-of-Managers Fund in Proposal Seven.

In January 2013, the MoM Funds and the Advisers filed an application for exemptive relief requesting a modification of the Existing Relief to permit the Advisers, with the approval of the Board, to enter into or materially amend sub-advisory agreements with wholly owned sub-advisers, without submitting the sub-advisory agreement to a vote of shareholders (the “Amended Relief”). Together, the Existing and Amended Relief would permit the Advisers to enter into and materially amend sub-advisory agreements with: (1) an indirect or direct “wholly-owned subsidiary” (as such term is defined in the 1940 Act) of the Adviser for that Fund; (2) a sister company of the Adviser for that Fund that is an indirect or direct “wholly-owned subsidiary” (as such term is defined in the 1940 Act) of the same company that indirectly or directly, wholly owns the Adviser (each of (1) and (2) a “Wholly Owned Sub-Adviser” and collectively, the “Wholly Owned Sub-Advisers”); or (3) sub-advisers that are not “affiliated persons” (as defined in the 1940 Act) of the Adviser, other than by reason of serving as a sub-adviser to the MoM Fund (collectively, with the Wholly Owned Sub-Advisers “Eligible Sub-Advisers”). Other mutual fund complexes have obtained exemptive relief similar to the Amended Relief; however there can be no assurance that the SEC will issue an order based on the MoM Funds’ exemptive application.

Pursuant to the conditions proposed in the Amended Relief, the MoM Funds would not be permitted to rely on the Amended Relief unless, among other things, shareholders have approved a policy permitting the Advisers to enter into and materially amend any sub-advisory agreements with Wholly Owned Sub-Advisers without shareholder approval of the arrangement (the “Modified Manager-of-Managers Policy”). Shareholders are therefore asked to approve operation of the MoM Funds in accordance with the Modified Manager-of-Managers Policy. If Proposal Eight is approved by shareholders, the MoM Funds would continue to seek shareholder approval of new or amended sub-advisory agreements with Wholly Owned Sub-Advisers unless and until the exemptive order requested by the Amended Relief is issued by the SEC.

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